Exhibit 5.1

Marc A. Recht

T: +1 617 937 2316

mrecht@cooley.com

January 28, 2015

Flex Pharma, Inc.

800 Boylston Street, 24th Floor

Boston, Massachusetts 02199

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Flex Pharma, Inc., a Delaware corporation (the “Company “), of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 902,750 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), to be sold by the Company. The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-201276), which was declared effective on January 28, 2015 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).  We are acting as counsel for the Company.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.5 to the Prior Registration Statement and the Company’s Bylaws, filed as Exhibit 3.7 to the Prior Registration Statement, each of which is to be in effect immediately after the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

500 BOYLSTON STREET, BOSTON, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht, Esq.